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                                                                     Exhibit 99

[VIRGINIA COMMERCE BANCORP, INC. LOGO]

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT INFO:     RICK GREEN, PRESIDENT & C.E.O.
                           KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.

TELEPHONE:                 (405) 372-2230

                        SOUTHWEST BANCORP, INC. ANNOUNCES
                    REDEMPTION OF TRUST PREFERRED SECURITIES

         Stillwater, Oklahoma - April 28, 2005 -- Southwest Bancorp, Inc. (Nasdaq - OKSB, OKSBO) ("Southwest"), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company and SNB Bank of Wichita, announced today that all 1,000,500 of the 9.30% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") issued by its subsidiary SBI Capital Trust (the "Trust") will be redeemed on June 24, 2005 (the "Redemption Date"), at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. In accordance with the Amended and Restated Trust Agreement governing the Trust Preferred Securities, June 9, 2005 has been established as the record date for determining holders entitled to receive the redemption price. The Trust Preferred Securities were originally issued in June 1997, and are listed on the Nasdaq National Market under the symbol "OKSBO". Distributions will cease to accrue on the Trust Preferred Securities effective on the Redemption Date. U.S. Bank, National Association serves as Property Trustee for the Trust.

         The redemption of the Trust Preferred Securities is a result of the concurrent redemption by the Company of its 9.30% Junior Subordinated Deferrable Interest Debentures due 2027 (the "Debentures"), all of which are held by the Trust. The redemption is being funded from the proceeds of an issue of trust preferred securities issued in October 2003.

Southwest Bancorp and Subsidiaries

Southwest is the financial holding company for Stillwater National Bank and Trust Company ("Stillwater National"), SNB Bank of Wichita ("SNB Wichita"), and Southwest's management consulting subsidiaries, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Southwest is an independent company, not controlled by other organizations or individuals and pursues an established strategy of independent operation for the benefit of all of its shareholders.

A substantial portion of Southwest's current business and focus for the future are services for local businesses, their primary employees, healthcare facilities and professionals and other managers and professionals. Southwest seeks to be the premier financial services company for its selected markets. Information regarding Southwest can be retrieved via the Internet, at www.oksb.com. Southwest, Stillwater National, and SNB Wichita offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, Wichita, Kansas and metropolitan Dallas, Austin and San Antonio, Texas; loan production offices in Kansas City, Kansas, and on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; and on the Internet. Southwest intends to focus its efforts on markets with characteristics that will allow it to capitalize on its strengths, and to continue establishing new offices in those markets. Southwest considers acquisitions of other financial institutions and other companies, from time to time, although it does not have any specific agreements or understandings for any such acquisition at present. Southwest also extends loans to borrowers in Oklahoma and neighboring states through participations with correspondent banks. Information regarding products and services of Stillwater National and SNB Wichita, including SNB DirectBanker(R), Southwest's online banking product, can be retrieved via the Internet, at www.banksub.com and www.subwichita.com. The Stillwater National and SNB Wichita web sites and online banking technology are frequently updated in response to the changing needs of the large base of Internet banking customers.



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Forward-Looking Statements

This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.